Exhibit 99.1

HYPERDYNAMICS CORPORATION
(an Exploration Stage Company)
Pro Forma Condensed Consolidated Balance Sheet
(In Thousands except number of shares)
	March 31, 2010	Pro forma adjustments		Pro forma March 31, 2010
ASSETS
Current assets:
Cash and cash Equivalents	$3,135	$19,580	(a)	$22,715
Accounts receivable and other current assets	141			141
Total current assets	3,276			22,856
Property and equipment, net	576			576
Oil and gas properties, using full cost method:
Unevaluated properties excluded from amortization	16,643	(16,582)	(b)	61
Deposits	64			64
	$20,559			$23,557

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$6,587			$6,587
Accounts payable - seismic data	650			650
Dividends payable - related party and other	814			814
Short-term notes payable	17			17
Total current liabilities	8,068			8,068

Warrant derivative liability	1,699			1,699
Deferred rent	17			17
Total liabilities	9,784			9,784

Shareholders equity:
Convertible preferred stock, par value $0.001;
stated value $1,000; 20,000,000 authorized
Series A – 3,000 shares issued and 1,945 shares outstanding	-			-
Series B - 2,725 shares issued and 0 and 2,406 shares outstanding	-			-
Common stock, $0.001 par value, 250,000,000 shares authorized;
95,824,131 shares issued and outstanding	96			96
Additional paid-in capital	86,606			86,606
Accumulated deficit	(67,615)			(67,615)
Deficit accumulated after reeentering exploration stage	(8,312)	2,998	(c)	(5,314)
Total shareholders equity	10,775			13,773
Total liabilities and shareholders' equity	$20,559			$23,557

Pro forma footnote explanations:

(a)	To record the receipt of the $19.6 million cash payment from Dana Petroleum (E&P) Limited as though received on March 31, 2010.

(b)	To credit unevaluated oil and gas properties for the proceeds received from Dana Petroleum (E&P) Limited.

(c)	To record the estimated gain of $2.998 million attributable to the portion of the payment received from Dana Petroleum (E&P) Limited in excess of the carrying value of the Company's unevaluated oil and gas properties.